Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
ALIGHT, INC.
Alight, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.     The present name of the Corporation is Alight, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 21, 2021 under the name Acrobat Holdings, Inc.
2.     This Restated Certificate of Incorporation (“Certificate of Incorporation”) only restates and integrates and does not further amend the provisions of the Corporation's existing certificate of incorporation as theretofore amended and/or restated or supplemented (the “Existing Certificate”) and there is no discrepancy between the provisions of the Existing Certificate and the provisions of this Certificate of Incorporation. This Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3.     The text of the Existing Certificate is hereby restated and integrated to read in its entirety as follows:
Article I
Section 1.1. Name. The name of the Corporation is Alight, Inc. (the “Corporation”).
Article II
Section 2.1. Address. The address of the corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
Article III
Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
Article IV
Section 4.1. Capitalization.
(A) The total number of shares of all classes of stock that the Corporation is authorized to issue is 61,895,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) 50,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (iii) 1,500,000; shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Class B Common Stock”), which shall be divided into 500,000 series of shares of Class B-1 Common Stock, par value $0.0001 per share (“Class B-1 Common Stock”), 500,000 series of shares of Class B-2 Common Stock, par value $0.0001 per share (“Class B-2 Common Stock”) and 500,000 series of shares of Class B-3 Common Stock, par value $0.0001 per share (“Class B-3 Common Stock”), (iv) 8,750,000 shares of Class V Common Stock, par value $0.0001 per share (“Class V Common Stock”) and (v) 645,000; shares of Class Z Non-Voting Common Stock, par value $0.0001 per share (“Class Z Common Stock”), which shall be divided into 575,000 series of shares of Class Z-A Common Stock, par value $0.0001 per share (“Class Z-A Common Stock”), 35,000 series of shares of Class Z-B-1 Common Stock, par value $0.0001 per share (“Class Z-B-1 Common Stock”) and 35,000; series of shares of Class Z-B-2 Common Stock, par value $0.0001 per share (“Class Z-B-2 Common Stock”) (the Class Z Common Stock, together with the Class A Common Stock, the Class B Common Stock and the Class V Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class V Common Stock, Class Z Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock and Class Z-A Common Stock or upon exchange of Class A Units (as defined in the Second Amended and Restated Limited Liability Company Agreement of Alight Holding Company, LLC (as it may be amended and/or restated from time to time, the “LLC Agreement”)) and corresponding shares of Class V Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock, the Class V Common Stock, Class Z Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock. Notwithstanding anything to the contrary set forth herein, shares of Class Z Common Stock may be fractional shares.
(B) For purposes of this Certificate of Incorporation (i) the term “Closing Date” shall mean July 2, 2021 and the term “Business Combination Agreement” shall mean that Amended and Restated Business Combination Agreement, dated as of April 29, 2021, by and among the Corporation, Foley Trasimene Acquisition Corp., Tempo Holding Company, LLC, Acrobat Merger Sub, LLC, Acrobat SPAC Merger Sub, Inc., Acrobat Blocker 1 Corp., Acrobat Blocker 2 Corp., Acrobat Blocker 3 Corp., Acrobat Blocker 4 Corp., Tempo Blocker I, LLC, Tempo Blocker II, LLC, Blackstone Tempo Feeder Fund VII L.P. and New Mountain Partners IV Special (AIV-E), LP., as it may be amended and/or restated from time to time.
Section 4.2. Preferred Stock.
(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(B) Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).
Section 4.3. Common Stock.
(A) Voting Rights.
(1) Except as otherwise provided in this Certificate of Incorporation or as required by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by applicable law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
(2) Except as required by applicable law, no holder of Class B Common Stock or Class Z Common Stock, as such, shall be entitled to any voting rights with respect to Class B Common Stock or Class Z Common Stock.
(3) Except as otherwise provided in this Certificate of Incorporation or as required by applicable law, each holder of record of Class V Common Stock, as such, shall be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, to the fullest extent permitted by applicable law, holders of Class V Common Stock, as such, shall have no voting power pursuant to this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
(4) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class V Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with holders of the Class A Common Stock and holders of the Class V Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally, and shall have the exclusive right to vote for the election of directors and all other matters properly submitted to a vote of the stockholders.
(B) Dividends and Distributions.
(1) Class A Common Stock and Class B Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from (x) Class B Common Stock in accordance with Section 4.3(D) below on or prior to the record date for such dividend or other distribution or (y) Class Z-A Common Stock in accordance with Section 4.3(I)(5) below on or prior to the record date for such dividend or other distribution) and Class B Common Stock shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the payment of any dividend or other distribution so declared with respect to the Class B Common Stock shall be contingent upon, and no dividend or other distribution shall be paid unless and until, the occurrence of a Class B Conversion Event (as defined below), if any, in respect of any such share of Class B Common Stock and, upon declaration of any dividend or other distribution, the record date for such dividend or other distribution with respect to any shares of Class B Common Stock (but, for the avoidance of doubt, not the Class A Common Stock) shall be one day before the Conversion Date with respect to such shares of Class B Common Stock, and the Board shall so set the record date upon such declaration. Such dividends or other distributions with respect to the Class B Common Stock shall be paid to the holders of record of the Class B Common Stock on the Conversion Date with respect to such shares of Class B Common Stock in accordance with Section 4.3(D).
(2) Class V Common Stock and Class Z Common Stock. Dividends and other distributions shall not be declared or paid on the Class V Common Stock and Class Z Common Stock (subject to the rights of the Class Z Common Stock as expressly set forth in Section 4.3(I) below).

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from (y) Class B Common Stock in accordance with Section 4.3(D) below on or prior to the date of such liquidation, dissolution or winding up (including if a Class B Conversion Event (as defined below) occurred as a result of such liquidation, dissolution or winding up) or (y) Class Z-A Common Stock in accordance with Section 4.3(I)(5) below on or prior to the date of such liquidation, dissolution or winding up (including if such Class Z-A Conversion Event (as defined below) occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of (i) Class B Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes a Class B Conversion Event, in which case such Class B Common Stock shall automatically convert to Class A Common Stock in accordance with Section 4.3(D) below and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.3(C)), (ii) Class Z-B-1 Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes both a Class Z-B-1 Conversion Event (as defined below) and a Class B-1 Conversion Event, in which case such Class Z-B-1 Common Stock shall automatically convert to Class B-1 Common Stock in accordance with Section 4.3(I)(5) below and such Class B-1 Common Stock shall automatically convert to Class A Common Stock in accordance with Section 4.3(D) below and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.3(C)), (iii) Class Z-B-2 Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes both a Class Z-B-2 Conversion Event (as defined below) and a Class B-2 Conversion Event, in which case such Class Z-B-2 Common Stock shall automatically convert to Class B-2 Common Stock in accordance with Section 4.3(I)(5) below and such Class B-2 Common Stock shall automatically convert to Class A Common Stock in accordance with Section 4.3(D) below and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.3(C)), and (iv) Class V Common Stock, in the case of clauses (i), (ii), (iii) and (iv) as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(D) Conversion of Class B Common Stock. Immediately upon a Class B-1 Conversion Event (as defined below) with respect to a share of Class B-1 Common Stock, each such share of Class B-1 Common Stock then outstanding shall automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Class B Conversion Date with respect to a corresponding Class B-1 Unit (each, as defined in the LLC Agreement) (such date, the “Class B-1 Conversion Date”) with respect to such shares of Class B-1 Common Stock, and the holder of each such share of Class B-1 Common Stock shall become a record holder of Class A Common Stock as of such Class B-1 Conversion Date. Immediately upon a Class B-2 Conversion Event (as defined below) with respect to a share of Class B-2 Common Stock, each such share of Class B-2 Common Stock then outstanding shall automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Class B Conversion Date with respect to a corresponding Class B-2 Unit (each, as defined in the LLC Agreement) (such date, the “Class B-2 Conversion Date”) with respect to such shares of Class B-2 Common Stock, and the holder of each such share of Class B-2 Common Stock shall become a record holder of Class A Common Stock as of such Class B-2 Conversion Date. Immediately upon a Class B-3 Conversion Event (as defined below) with respect to a share of Class B-3 Common Stock, each such share of Class B-3 Common Stock then outstanding shall automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Class B Conversion Date with respect to a corresponding Class B-3 Unit (each, as defined in the LLC Agreement) (such date, the “Class B-3 Conversion Date”) with respect to such shares of Class B-3 Common Stock, and the holder of each such share of Class B-3 Common Stock shall become a record holder of Class A Common Stock as of such Class B-3 Conversion Date. Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to a

Class B Conversion Event, represented one or more shares of Class B Common Stock shall, upon such Class B Conversion Event, be automatically deemed to represent as of the Class B Conversion Date an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification, and on or promptly after the Class B Conversion Date, if such shares are uncertificated, the Corporation or the transfer agent of the Corporation shall register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Class B Conversion Date in respect of the relevant shares of Class B Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Class B Conversion Date of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Class B Conversion Event (if such shares are certificated). Upon the occurrence of a Class B Conversion Event with respect to a share of Class B Common Stock, the Dividend Catch-Up Payment (as defined below) in respect of such share of Class B Common Stock shall become payable as of the Class B Conversion Date with respect to such share of Class B Common Stock by the Corporation to the holder of record of such share of Class B Common Stock as of the day immediately prior to such Conversion Date, and shall be paid in accordance with this Section 4.3(D); provided that with respect to any share of Class B-1 Common Stock or Class B-2 Common Stock that remains unvested pursuant to the terms and conditions of a Pre-Closing Award Agreement as of its Class B Conversion Date, the holder of such share of Class A Common Stock shall not receive the Dividend Catch-Up Payment in respect of such unvested share of Class B Common Stock unless and until such share vests in accordance with the terms of such Pre-Closing Award Agreement, and if such share is subsequently forfeited in accordance with the terms of such Pre-Closing Award Agreement such Dividend Catch-Up Payment shall be paid to the holders of the Class Z-B-1 Common Stock or Class Z-B-2 Common Stock, as appropriate, in accordance with Section 4.3(I) below (the “Catch-Up Reallocation”). Subject to any Catch-Up Reallocation, the Corporation shall pay, no later than five (5) Business Days (as defined in the LLC Agreement) following the Class B Conversion Date with respect to a share of Class B Common Stock for which a Class B Conversion Event has occurred, the dividends previously declared in respect of such share of Class B Common Stock beginning at the time of the Closing and ending on the day before the Class B Conversion Date with respect to such Class B Common Stock (“Dividend Catch-Up Period”), but not including dividends declared on the Class B Conversion Date (which amount, excluding any amounts declared on the Class B Conversion Date, shall be, for the avoidance of doubt, the aggregate per share amount of dividends declared in respect of a share of Class A Common Stock during the Dividend Catch-Up Period (each such payment, a “Dividend Catch-Up Payment”)). If a dividend is declared by the Corporation on a Class B Conversion Date, such dividend shall be paid to the holder of each share of Class B Common Stock converting on such Conversion Date as a holder of Class A Common Stock, and not as part of the Dividend Catch-Up Payment, and the Corporation shall ensure that the holder of the applicable shares of Class B Common Stock on such Class B Conversion Date shall be treated as a record holder of Class A Common Stock (in respect of each share of Class B Common Stock which converted into a share of Class A Common Stock in accordance with this Section 4.3(D) on such Class B Conversion Date) for purposes of such dividend.
For purposes of this Certificate of Incorporation,
(i) a “Class B Conversion Date” means a Class B-1 Conversion Date, a Class B-2 Conversion Date or a Class B-3 Conversion Date, as appropriate;
(ii) a “Class B Conversion Event” means a Class B-1 Conversion Event, a Class B-2 Conversion Event or a Class B-3 Conversion Event, as appropriate;
(iii) a “Class B-1 Conversion Event” means the occurrence of a Class B-1 Vesting Event (as such term is defined in the LLC Agreement);
(iv) a “Class B-2 Conversion Event” means the occurrence of Class B-2 Vesting Event (as such term is defined in the LLC Agreement);

(v) a “Class B-3 Conversion Event” means the occurrence of a Class B-3 Vesting Event (as such term is defined in the LLC Agreement);
(E) Cancellation of Class V Common Stock; Cancellation of Class B Common Stock; Cancellation of Class Z Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by a holder of a Class A Unit (as defined in the LLC Agreement), as set forth in the books and records of the Corporation (including pursuant to a Class A Exchange (as defined in the LLC Agreement)), such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class V Common Stock after the Closing Date other than in connection with (i) the valid issuance of Class A Units in accordance with the LLC Agreement or (ii) the vesting of any Class B Units (as defined in the LLC Agreement) into Class A Units upon the occurrence of an applicable Class B Vesting Event (as defined in the LLC Agreement) or (iii) the vesting of any Class Z-A Unit (as defined in the LLC Agreement) into Class A Units upon the occurrence of an applicable Class Z-A Vesting Event (as defined in the LLC Agreement). To the extent that, on or before the seventh (7th) anniversary of the Closing Date, a Class B Conversion Event has not occurred with respect to any share of Class B Common Stock, then immediately and without any further action by the Corporation or the holder thereof, on the date that is the seventh (7th) anniversary of the Closing Date, all such shares of Class B Common Stock outstanding shall automatically be forfeited to the Corporation and canceled for no consideration therefor and shall cease to be outstanding and any dividend declared in respect of such shares of Class B Common Stock and any Dividend Catch-Up Payment shall also be forfeited to the Corporation for no consideration therefor. To the extent that any whole shares of Class Z Common Stock are forfeited in accordance with the terms and conditions of Section 4(I) below, such whole shares shall be automatically forfeited to the Corporation and canceled for no consideration therefor and shall cease to be outstanding. No fractional share of Class Z Common Stock shall be canceled prior to the Ultimate Class Z Date.
(F) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Class A Units subject to Class A Exchange (as defined in the LLC Agreement) and then-outstanding Class B Units (as defined in the LLC Agreement) plus the number of then-outstanding shares of Class B Common Stock and Class Z Common Stock, in each case, from time to time. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class V Common Stock an amount equal to the number of then-outstanding Class B Units (as defined in the LLC Agreement), from time to time.
(G) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise (each, a “Split”)) any class of Common Stock into a greater or lesser number of shares, the shares of each other class of Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock, Class V Common Stock and Class Z Common Stock, respectively, to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision; provided, that such actions with respect to the Class V Common Stock shall be subject to Section 7.01(d) and shall ensure that the number of shares of Class V Common Stock held by any Continuing Member (as defined in the LLC Agreement) shall equal the number of Class A Units held by such Continuing Member. Any adjustment described in this Section 4.3(G) shall become effective at the close of business on the date the combination or subdivision becomes effective. In the event of any Split of shares of Class A Common Stock or Class B Common Stock occurs prior to the Class B-1 Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of the shares of Class B-1 Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of Class B-1 Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split. In the event of any Split of shares of Class A Common Stock or Class B Common Stock occurs prior to the Class B-2 Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of the shares of Class B-2 Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of Class B-2 Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split. In the event of any Split of shares of Class A Common Stock or

Class B Common Stock occurs prior to the Class B-3 Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of the shares of Class B-3 Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of Class B-3 Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split.
(H) Transfers of Class B Common Stock and Class Z Common Stock. No share of Class B Common Stock or Class Z Common Stock may be Transferred (as such term is defined in the LLC Agreement), other than to the holder of such share of Class B Common Stock’s or Class Z Common Stock’s Permitted Transferees (as such term is defined in the LLC Agreement), prior to the Class B Conversion Date with respect to shares of Class B Common Stock or the date of a Class Z-A Conversion Event (solely to the extent on such date such Class Z Common Stock is converting into Class A Common Stock), at which time the shares of Class A Common Stock into which such shares of Class B Common Stock or Class Z Common Stock convert in accordance with the provisions of this Certificate of Incorporation may be Transferred, subject to any restrictions on transfer applicable to the holder of such Class A Common Stock and applicable law.
(I) Forfeiture, Vesting and Conversion of Class Z Common Stock.
(1) Unvested Class A Consideration. At any time that any share or unit of Unvested Class A Consideration (as defined in the Business Combination Agreement) (a) vests in accordance with the terms and conditions of the applicable Pre-Closing Award Agreement (as defined in the Business Combination Agreement), the Class Z Triggered Portion of each share of Class Z-A Common Stock shall automatically be forfeited for no consideration (each, a “Class Z-A Forfeiture Event”) or (b) is forfeited in accordance with the terms and conditions of the applicable Pre-Closing Award Agreement, the Class Z Triggered Portion of each share of Class Z-A Common Stock will automatically be deemed vested (each, a “Class Z-A Vesting Event”). At any time the portion of a share of Class Z-A Common Stock for which a Class Z-A Forfeiture Event has occurred shall be referred to herein as the “Class Z-A Forfeited Portion” and for which a Class Z-A Vesting Event has occurred shall be referred to herein as the “Class Z-A Vested Portion”.
(2) Unvested Class B-1 Consideration. At any time that any share or unit of Unvested Class B Consideration (as defined in the Business Combination Agreement) (which is a share of Class B-1 Common Stock or a Class B-1 Unit (as defined in the LLC Agreement)) (a) (x) vests in accordance with the terms and conditions of the applicable Pre-Closing Award Agreement, the Class Z Triggered Portion of each share of Class Z-B-1 Common Stock shall automatically be forfeited for no consideration or (y) is canceled in accordance with Section 4(E) or Section 7.01(d)(ii) of the LLC Agreement, the Class Z Triggered Portion of each share of Class Z-B-1 Common Stock shall automatically be forfeited for no consideration (each, a “Class Z-B-1 Forfeiture Event”) or (b) is forfeited in accordance with the terms and conditions of the applicable Pre-Closing Award Agreement, the Class Z Triggered Portion of each share of Class Z-B-1 Common Stock will automatically be deemed vested (each, a “Class Z-B-1 Vesting Event”). At any time the portion of a share of Class Z-B-1 Common Stock for which a Class Z-B-1 Forfeiture Event has occurred shall be referred to herein as the “Class Z-B-1 Forfeited Portion” and for which a Class Z-B-1 Vesting Event has occurred shall be referred to herein as the “Class Z-B-1 Vested Portion”.
(3) Unvested Class B-2 Consideration. At any time that a share of Unvested Class B Consideration (as defined in the Business Combination Agreement) (which is a share of Class B-2 Common Stock or a Class B-2 Unit (as defined in the LLC Agreement)) (a) (x) vests in accordance with the terms and conditions of the applicable Pre-Closing Award Agreement, the Class Z Triggered Portion of each share of Class Z-B-2 Common Stock shall automatically be forfeited for no consideration or (y) is canceled in accordance with Section 4(E) or Section 7.01(d)(ii) of the LLC Agreement, the Class Z Triggered Portion of each share of Class Z-B-2 Common Stock shall automatically be forfeited for no consideration (each, a “Class Z-B-1 Forfeiture Event”) (each, a “Class Z-B-2 Forfeiture Event”) or (b) is forfeited in accordance with the terms and conditions of the applicable Award Agreement, the Class Z Triggered Portion of each share of Class Z-B-2 Common Stock will automatically be deemed vested (each, a “Class Z-B-2 Vesting Event”). At any time the portion of a share of Class Z-B-2 Common Stock for which a Class Z-A Forfeiture Event has occurred shall be referred to herein as the “Class Z-B-2 Forfeited Portion” and for which a Class Z-B-2 Vesting Event has occurred shall be referred to herein as the “Class Z-B-2 Vested Portion”.

(4) Conversion of Class Z-B-1 Common Stock and Class Z-B-2 Common Stock to Class Z-A Common Stock. To the extent any Unvested Class B Consideration automatically converts into a share of Class A Common Stock or Class A Unit (as defined in the LLC Agreement) in accordance with Section 4(D) or Section 7.01(d) of the LLC Agreement due to a Class B Conversion Event, (a) such share or unit shall remain unvested in accordance with the terms and conditions of the applicable Pre-Closing Award Agreement until it vests or is forfeited in accordance with the terms thereof), (b) such share or unit shall be treated as Unvested Class A Consideration for all purposes herein as if such share or unit was part of the Unvested Class A Consideration as of the Closing Date, (c) the Class Z Triggered Portion (assuming that the number of shares of Unvested Class B Consideration Class which automatically converted into Unvested Class A Consideration is the number of shares “which is vested” in accordance with the defined term “Class Z Triggered Portion”) of each share of Class Z-B-1 Common Stock and Class Z-B-2 Common Stock, as appropriate, shall automatically convert, on the same day of the relevant Class B Conversion Event (as defined herein or in the LLC Agreement, as appropriate) to shares of Class Z-A Common Stock, and thereafter shall be considered for all purposes herein and all defined terms herein as if such shares of Class Z-A Common Stock were part of the Class Z-A Tranche (as defined in the Business Combination Agreement) as of the Closing Date.
(5) Conversion of Class Z Common Stock to Class A Common Stock and Class B Common Stock. On the Ultimate Class Z Date (as such term is defined in the LLC Agreement), with respect to each applicable stockholder:
(i) after aggregating all shares of Class Z-A Common Stock held by such stockholder in respect of which there is a fractional Class Z-A Vested Portion, (x) each share of Class Z-A Common Stock for which the Class Z-A Vested Portion is a whole share shall automatically be converted into a share of Class A Common Stock plus the right to receive an amount in cash, and the Corporation shall pay to the holder of such share, no later than five (5) days following the Ultimate Class Z Date, an amount in cash equal to the amount of dividends declared on a share of Class A Common Stock with a record date from the Closing Date to the date immediately prior to the Ultimate Class Z Date (the “Class A Ultimate Dividend Amount”) (collectively in this clause (x), the “Class A Whole Share Conversion Entitlement”) and (y) each share of Class Z-A Common Stock for which the Class Z-A Vested Portion is a fraction of a share (a) shall automatically be converted into the right to receive, and the Corporation shall pay to the holder of such share, no later than five (5) days following the Ultimate Class Z Date, a cash payment equal to the Class A 5-Day VWAP (as defined in the LLC Agreement) multiplied by the Class Z-A Vested Portion of such share of Class Z-A Common Stock plus the Class A Ultimate Dividend Amount multiplied by the Class Z-A Vested Portion and (b) the Class Z-A Forfeited Portion of such share shall be forfeited and canceled for no consideration;
(ii) after aggregating all shares of Class Z-B-1 Common Stock held by such stockholder in respect of which there is a fractional Class Z-B-1 Vested Portion, (x) each share of Class Z-B-1 Common Stock for which the Class Z-B-1 Vested Portion is a whole share shall automatically be converted into a share of Class B-1 Common Stock and (y) each share of Class Z-B-1 Common Stock for which the Class Z-B-1 Vested Portion is a fraction of a share (a) shall automatically be converted into the right to receive upon the occurrence of a Class B-1 Conversion Event, and the Corporation shall pay no later than five (5) days following a Class B-1 Conversion Event, a cash payment equal to the Class A 5-Day VWAP (as defined in the LLC Agreement) multiplied by the Class Z-B-1 Vested Portion of such share of Class Z-B-1 Common Stock plus the Dividend Catch-Up Payment for a share of Class B-1 Common Stock multiplied by the Class Z-B-1 Vested Portion (collectively in this clause (y), the “Class B-1 Partial Share Conversion Entitlement”) and (b) the Class Z-B-2 Forfeited portion of such share shall be forfeited and canceled for no consideration.
(iii) after aggregating all shares of Class Z-B-2 Common Stock held by such stockholder in respect of which there is a fractional Class Z-B-2 Vested Portion, (x) each share of Class Z-B-2 Common Stock for which the Class Z-B-2 Vested Portion is a whole share shall automatically be converted into a share of Class B-2 Common Stock and (y) each share of Class Z-B-2 Common Stock for which the Class Z-B-2 Vested Portion is a fraction of a share (a) shall automatically be converted into the right to receive upon the occurrence of a Class B-2 Conversion Event, and the Corporation shall pay no later than five (5) days following a Class B-2 Conversion Event, a cash payment equal to the Class A 5-Day VWAP (as defined in the LLC Agreement) multiplied by the Class Z-B-1 Vested Portion of such share of Class Z-B-2 Common Stock plus the Dividend Catch-Up Payment for a share of Class B-2 Common Stock multiplied by the Class Z-B-2 Vested Portion (collectively in this clause (y), the “Class B-2 Partial Share Conversion Entitlement”) and (b) the Class Z-B-2 Forfeited portion of such share shall be forfeited and canceled for no consideration.
If, at any time prior to the Ultimate Class Z Date, (i) the Class Z-A Vested Portion of a share of Class Z-A Common Stock is a whole share, such share of Class Z-A Common Stock shall automatically convert into the Class A Whole Share Conversion Entitlement, (ii) the Class Z-B-1 Vested Portion of a share of Class Z-B-1 Common Stock is a whole share, such share of Class Z-B-1 Common Stock shall automatically convert into a share of Class B-1 Common Stock and (iii) the Class Z-B-2 Vested Portion of a share of Class Z-B-2 Common Stock is a whole share, such share of Class Z-B-2 Common Stock shall automatically convert into a share of Class B-2 Common Stock.
In the event a Class Z-B-1 Conversion Event or Class Z-B-2 Conversion Event occurs on the same day as a Class B-1 Conversion Event or Class B-2 Conversion Event (including pursuant to Section 4.3(C)), including as a result of such Class B-1 Conversion Event or Class B-2 Conversion Event, as appropriate, (i) the share of Class Z-B-1 Common Stock or Class Z-B-2 Common Stock for which the Class Z-B-1 Conversion Event or Class Z-B-2 Conversion Event occurred, as appropriate, shall be treated as having been converted into a share of Class B-1 Common Stock or Class B-2 Common Stock prior to the Class B-1 Conversion Event or Class B-2 Conversion Event, as appropriate, and shall participate in such Class B-1 Conversion Event or Class B-2 Conversion Event, as appropriate and (ii) the Class B-1 Partial Share Entitlement for the Class Z-B-1 Portion of any share of Class Z-B-1 Common Stock and the Class B-2 Partial Share Entitlement for the Class Z-B-2 Vested Portion of any share of Class Z-B-2 Common Stock shall become due and payable.
(6) Any Catch-Up Reallocation shall be paid to the holders of Class Z common stock and Class Z Units (as defined in the LLC Agreement) pro rata in respect of the Class Z-B-1 Tranche (as defined in the Business Combination Agreement) or Class Z-B-2 Tranche (as defined in the Business Combination Agreement), as appropriate, with respect to the portion of each such tranche held by such holders.
(7) For purposes of this Certificate of Incorporation:
(i) “Class Z-A Conversion Event” means the conversion of a share of Class Z-A Common Stock into a share of Class A Common Stock or cash payment, as set forth in Section 4.3(I)(5).
(ii) “Class Z-B-1 Conversion Event” means the conversion of a share of Class Z-B-1 Common Stock into a share of Class B-1 Common Stock or cash payment, as set forth in Section 4.3(I)(5).
(iii) “Class Z-B-2 Conversion Event” means the conversion of a share of Class Z-B-2 Common Stock into a share of Class B-2 Common Stock or cash payment, as set forth in Section 4.3(I)(5).
(iv) “Class Z Triggered Portion” means, with respect to a vesting or forfeiture of any Unvested Consideration, with respect to each Forfeiture Reallocation Tranche (as defined in the Business Combination Agreement), a percentage expressed as a fraction (i) the numerator of which is the number of shares of Unvested Consideration (which relates to such Forfeiture Reallocation Tranche) which is either vested, or forfeited, in accordance with the terms of an applicable Pre-Closing Award Agreement and (ii) the denominator of which is the total number of shares and units in such Forfeiture Reallocation Tranche as of the Closing Date; where the Class Z Triggered Portion is always expressed as a percentage of a whole share (and does not represent a percentage of a portion of a share of Forfeiture Reallocation Shares remaining after a prior vesting or forfeiture of such share).
Article V
Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.
Article VI
Section 6.1. Board of Directors.
(A) Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the investor rights agreement dated as of July 2, 2021, by and among (i) the Corporation, (ii) the Blackstone Investors (as defined therein), (iii) the New Mountain Partner Investors (as defined therein), (iv) the Sponsor Investors (as defined therein), (v) the GIC Investor (as defined therein), (vi) the PF Investor (as defined therein), and (vii) the other parties thereto (as amended by the First Amendment to the Investor Rights Agreement, dated as of February 2, 2023 and as may be subsequently amended, the “Investor Rights Agreement”), the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board. The directors (other than any directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be (the “Preferred Stock Directors”)) shall be divided into three classes designated Class I, Class II and Class III. At each annual meeting of stockholders of the Corporation (an “Annual Meeting”), successors to the class of directors whose term expires at that Annual Meeting shall be elected for a term expiring at the third succeeding Annual Meeting. Notwithstanding the foregoing, commencing at the Annual Meeting to be held in 2027 (the “2027 Annual Meeting”), each director of the Corporation to be elected at such Annual Meeting (other than any Preferred Stock Directors) shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. For the avoidance of doubt, any director in office prior to the election of directors at the 2027 Annual Meeting whose term expires at the Annual Meeting to be held in 2028 or the Annual Meeting to be held in 2029, and any person appointed to fill a vacancy in respect of the remaining term of such director (each such director, a “Continuing Classified Director”), shall continue to hold office until the end of the term for which such director was elected or appointed and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing or anything herein to the contrary, commencing with the election of directors at the Annual Meeting to be held in 2029, the Board shall cease to be classified, and all directors (other than any Preferred Stock Director) shall be elected for a term expiring at the next succeeding Annual Meeting.
(B) Subject to the special rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director appointed to fill a vacancy or newly created directorship shall hold office for a term that shall coincide with the remaining term of the class, if any, to which such director has been appointed and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. In no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director.

(C) Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Until the 2027 Annual Meeting, any or all of the directors (other than any Preferred Stock Director) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the 2027 Annual Meeting, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed, with our without cause, upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided that, until their next election at an Annual Meeting, the Continuing Classified Directors may only be removed for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, the removal of any director designated pursuant to the Investor Rights Agreement shall require, in addition to any vote required by this Amended and Restated Certificate of Incorporation or applicable law, the consent of the Person who designated such director pursuant to the Investor Rights Agreement.
(D) Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect one or more Preferred Stock Directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such Preferred Stock Directors shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of Preferred Stock Directors that may be elected by the holders of any such series of Preferred Stock, voting separately as a series or separately as a class with one or more such other series, shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.
(E) Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.
Article VII
Section 7.1. Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken by the holders of Class V Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.
Article VIII
Section 8.1. Limited Liability of Directors. To the fullest extent permitted by applicable law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.
Section 8.2. Director and Officer Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
Section 8.3. Employee and Agent Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.
Article IX
Section 9.1. DGCL Section 203 and Business Combinations.
(A) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
(B) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
(C) For purposes of this Article IX, references to:
(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) of this Article IX is not applicable to the surviving entity;
b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (x) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, provided that a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (y) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:
a. beneficially owns such stock, directly or indirectly; or
b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.
(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.
(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(9) “Stockholder Parties” means the Sponsor Investors and the Existing Investors (each as defined in the Investor Rights Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”
(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.
Article X
Section 10.1. Competition and Corporate Opportunities.
(A) In recognition and anticipation that (i) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) the Stockholder Parties and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors, the Stockholder Parties or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
(B) None of (i) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities and (ii) the Stockholder Parties or any of their respective Affiliates (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates, has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this Article X. Subject to Section 10.1(C) of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.
(C) Subject to Section 10.1(D), the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) of this Article X shall not apply to any such corporate opportunity.

(D) In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.
(E) For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any of the Stockholder Parties, a Person that, directly or indirectly, is controlled by any of the Stockholder Parties, controls any of the Stockholder Parties or is under common control with any of the Stockholder Parties and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(F) For the purposes of this Article, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (F) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(G) To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
(H) Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws, the Investor Rights Agreement, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.
Article XI
Section 11.1. Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
Article XII
Section 12.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation (a) arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the By-Laws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by applicable law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of this Article XII will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
Article XIII
Section 13.1. Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), including Section 10.1(G), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Article XIV

Section 14.1. Limited Liability of Officers. To the fullest extent permitted by applicable law, no officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article XIV shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of an officer of the Corporation existing prior to such amendment or repeal. For purposes of this Article XIV, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.
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    This Restated Certificate of Incorporation shall become effective at 5:05 p.m. on June 30, 2026.
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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer this 29th day of June, 2026.

                             ALIGHT, INC.

/s/ Martin T. Felli
Name: Martin T. Felli
Title: Chief Legal Officer and Corporate Secretary

[Signature Page to Restated Certificate of Incorporation]